                                                                   EXHIBIT 99.1
[GREY WOLF LOGO]
                          P R E S S  R E L E A S E

                          Contact:
                          David W. Wehlmann
                          Executive Vice President & Chief Financial Officer
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                                AMEX SYMBOL: GW

FOR IMMEDIATE RELEASE: HOUSTON, TEXAS - APRIL 21, 2003, GREY WOLF, INC. ANNOUNCES OPERATING RESULTS FOR THE QUARTER ENDED MARCH 31, 2003.

Houston, Texas, April 21, 2003 -- Grey Wolf, Inc. ("Grey Wolf" or the "Company") (AMEX-GW), reported a net loss of $9.6 million, or $0.05 per share on a diluted basis, for the three months ended March 31, 2003, compared with a net loss of $2.2 million, or $0.01 per share on a diluted basis, for the first quarter of 2002. Revenues for the first quarter of 2003 were $62.4 million compared with revenues for the first quarter of 2002 of $64.9 million.

Total operating margin for the first quarter of 2003 was $7.1 million compared with $17.3 million a year ago and $11.0 million for the fourth quarter of 2002. Operating margin consists of revenues less drilling operations expenses. Grey Wolf's operating margin per rig day in the first quarter of 2003 was $1,347, compared to $3,415 per rig day for the first quarter a year ago and $2,194 for the fourth quarter of 2002.

Although the average number of rigs working improved quarter-to-quarter, the downward trend in operating margins is primarily a result of the replacement of expiring term contracts, which have produced higher margins, with spot market contracts at lower rates. Grey Wolf averaged 59 rigs working in the first quarter of 2003, compared to 54 rigs in the fourth quarter and 56 in the first quarter of 2002. The Company currently has 72 marketed rigs and 27 cold-stacked rigs which can be redeployed quickly with relatively little capital outlay. In addition, 16 inventory rigs are available for refurbishment and reactivation as demand dictates.

Tom Richards, Chairman, President and Chief Executive Officer commented, "The fundamentals for natural gas remain extremely strong. We are seeing increased demand for drilling rigs and believe rig counts will continue to rise given attractive commodity prices and tight natural gas supplies. Our first quarter average rig count increased by 9% over the fourth quarter and today we have a working rig count of 62 rigs. Leading edge bid rates are up about 11% to between $7,750 and $9,500 per rig day since the beginning of the year."

Mr. Richards continued, "Our customers are benefiting from higher oil and natural gas prices and gaining confidence that commodity prices will remain strong. Natural gas storage levels are 59% lower than a year ago and 49% lower than their five-year average, so supplies must be replaced through additional drilling. We retained our most experienced personnel and did not cut wages during the downturn. We also continued to invest in our equipment. As a result, Grey Wolf is in excellent position to benefit from continued market improvement by providing the premium rigs and experienced personnel essential to completing challenging drilling programs safely and efficiently."

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GREY WOLF, INC.
10370 Richmond Avenue o Suite 600 o Houston, Texas 77042-4136
(713) 435-6100 - Fax (713) 435-6170
www.gwdrilling.com
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
                GREY WOLF, INC. - PRESS RELEASE - APRIL 21, 2003


Based on currently anticipated levels of activity and dayrates, the Company expects to generate an operating margin of approximately $7.1 million, or $1,200 per rig day for the second quarter of 2003. Net loss per share is expected to be approximately $0.05 on a diluted basis, projecting an annual tax benefit rate of between 32% and 35%. The Company expects depreciation expense of approximately $12.3 million in the second quarter of 2003.

Capital expenditures were $2.8 million for the first quarter of 2003. Capital expenditures for all of 2003 are projected to be $24.0 million to $26.0 million, subject to the actual level of rig activity. Projected capital expenditures for 2003 include the purchase of two cranes to assist rig moves and a 250-ton top drive which brings the top drive fleet to a total of 15.

Grey Wolf has scheduled a conference call on April 22, 2003 at 9:00 a.m. (CT) to discuss first quarter 2003 results. The call will be webcast live on the internet through the Investor Relations page on our website at:

                           http://www.gwdrilling.com

To participate by telephone, call (800) 895-1075 ten to fifteen minutes prior to the starting time. The reservation number is 21136044. A replay of the conference call will be available by telephone from 11:00 a.m. CT on April 22, 2003 until 5:00 p.m. CT on April 24, 2003, and on our website through May 6, 2003. The telephone number for the replay of the call is (800) 633-8284 and the access code is 21136044.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The specific forward-looking statements cover our expectations and projections regarding demand for the Company's services, wage rates, second quarter 2003 rig activity and financial results, projected operating margins, projected operating margin per rig day, projected loss per share, projected annual tax benefit rate, the sufficiency of our capital resources and liquidity, depreciation and capital expenditures in 2003. These forward-looking statements are subject to a number of important factors, many of which are beyond our control, that could cause actual results to differ materially, including oil and natural gas prices and trends in those prices, the pricing and other competitive policies of our competitors, uninsured or under-insured casualty losses, cost of insurance coverage, unexpected costs under turnkey drilling contracts, weather conditions, and the overall level of drilling activity in our market areas. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2002, for additional information concerning risk factors that could cause actual results to differ materially from these forward-looking statements.

Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of contract oil and gas land drilling services in the Ark-La-Tex, Gulf Coast, Mississippi/Alabama, South Texas, West Texas and Rocky Mountain regions with a total drilling rig fleet of 115.


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GREY WOLF, INC.
10370 Richmond Avenue o Suite 600 o Houston, Texas 77042-4136
(713) 435-6100 - Fax (713) 435-6170
www.gwdrilling.com
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


                GREY WOLF, INC. - PRESS RELEASE - APRIL 21, 2003


                                                       THREE MONTHS ENDED MARCH 31,
                                              ------------------------------------------------
                                                     2003                          2002
                                              -------------------            -----------------
                                                 (In thousands, except per share amounts &
                                                              operating data)
                                                                (unaudited)
Revenues                                      $      62,387                  $      64,912
Costs and expenses:
     Drilling operations                             55,285                         47,648
     Depreciation                                    12,291                         11,353
     General and administrative                       3,246                          3,256
                                              -------------                  -------------
     Total costs and expenses                        70,822                         62,257
                                              -------------                  -------------
Operating income (loss)                              (8,435)                         2,655
Other income (expense):
     Gain on sale of assets                              21                             59
     Interest income                                    289                            441
     Interest expense                                (6,037)                        (5,965)
     Other                                               14                             54
                                              -------------                  -------------
     Other income (expense), net                     (5,713)                        (5,411)
                                              -------------                  -------------
Income (loss) before income taxes                   (14,148)                        (2,756)
Income tax expense (benefit):
     Current                                              -                         (1,871)
     Deferred                                        (4,527)                         1,292
                                              -------------                  -------------
     Total income tax expense (benefit)              (4,527)                          (579)
                                              -------------                  -------------
Net income (loss) applicable to
     common shares                            $      (9,621)                 $      (2,177)
                                              =============                  =============

Basic and diluted net income (loss)
     per common share                         $       (0.05)                 $       (0.01)
                                              =============                  =============

Weighted average common shares outstanding:
     Basic                                          181,104                        180,760
                                              =============                  =============
     Diluted                                        181,104                        180,760
                                              =============                  =============

Operating data for the periods:
     Total operating days                             5,272                          5,055
     Total revenue per rig day                $      11,834                  $      12,841
     Total operating margin per rig day               1,347                          3,415

     Daywork operating days                           4,608                          4,808
     Daywork revenue per rig day              $       9,255                  $      11,914
     Daywork operating margin per rig day               955                          3,288

     Turnkey operating days                             664                            247
     Turnkey revenue per rig day              $      29,729                  $      30,861
     Turnkey operating margin per rig day             4,071                          5,888

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
                GREY WOLF, INC. - PRESS RELEASE - APRIL 21, 2003

                                                MARCH 31,                    DECEMBER 31,
                                                   2003                          2002
                                              -----------------            ------------------
                                                (unaudited)
                                                             (In thousands)
CONDENSED BALANCE SHEET DATA:

Cash and cash equivalents                     $     103,434                  $     113,899
Other current assets                                 51,278                         51,265
                                              -------------                  -------------
     Total current assets                           154,712                        165,164
Net property and equipment                          411,211                        420,791
Other assets                                          4,397                          4,668
                                              -------------                  -------------
     Total assets                             $     570,320                  $     590,623
                                              =============                  =============

Current liabilities                           $      43,421                  $      50,811
Senior notes                                        249,634                        249,613
Other long term liabilities                           5,799                          4,789
Deferred income taxes                                55,468                         60,152
Shareholders' equity                                215,998                        225,258
                                              -------------                  -------------
     Total liabilities and equity             $     570,320                  $     590,623
                                              =============                  =============


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